Exhibit 10.22
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of February 22, 2018, by and between Old Point Financial Corporation (the "Holding Company") and The Old Point National Bank of Phoebus (the "Bank") (the Holding Company and the Bank are collectively referred to herein as "Old Point") and Robert F. Shuford, Jr. ("Executive").
WHEREAS, the Bank and the Holding Company wish to continue to employ Executive, as the Bank's President and Chief Executive Officer and the Holding Company's Executive Vice President, on the terms and conditions herein contained;
WHEREAS, Executive wishes to continue employment with the Bank on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1. Employment and Duties.  Executive shall continue to be employed by the Bank as its President and Chief Executive Officer (the "Position") on the terms and subject to the conditions of this Agreement. Executive accepts such employment and agrees to perform the managerial duties and responsibilities of the Position. Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities relating to the Position as may be assigned to Executive by the Bank and the Board of Directors of the Holding Company (the "Holding Company Board") or its designees.
2. Term.  The Term (defined below) of this Agreement is effective as of February 22, 2018 ("Effective Date"), and will continue until the third anniversary thereafter, unless earlier terminated pursuant to Section 6 below.  Commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereafter (such first anniversary date and each subsequent anniversary shall hereinafter be referred to as the "Renewal Date"), unless this Agreement expires or is previously terminated pursuant to Section 6 below, the Term shall be automatically extended until the third anniversary from the latest Renewal Date.  The term shall not be automatically extended and shall expire if, at least sixty (60) days prior to a Renewal Date, the Bank or Executive provides notice to one another in accordance with Section 14 of this Agreement that the Term shall not be so extended, and shall instead expire at the end of the then current Term without renewal. The term of this Agreement, as extended pursuant to this Section 2, is referred to herein as the "Term."
3. Compensation.
(a) Base Salary.  The Bank shall pay Executive an annual base salary as determined by the Holding Company Board, or its designee, which base salary however shall not be less than $330,000 per year, subject to all applicable withholdings, and subject to periodic review by the Holding Company Board, or its designee. The base salary shall be paid in equal installments to Executive in accordance with established payroll practices of the Bank (but no less frequently than monthly).
(b) Annual Incentive.  During the Term, Executive will be eligible to participate in the "Old Point Financial Corporation Incentive Plan," or a successor plan (if any) applicable to Old Point executives and approved by the Holding Company Board, or its designee, and to be paid in accordance with the terms of such plan. Any incentive payments due hereunder shall be payable to Executive on a date determined by Old Point but in no event later than two and one-half (2 1/2) months following the end of the applicable calendar year. The annual incentive shall also be referred to herein as a "bonus."
(c) Stock Compensation.  Executive shall be eligible to participate to the extent and in the manner provided and to receive stock options, restricted stock, stock appreciation rights or other awards under any equity plan established by the Holding Company, in accordance with the terms of such plan, as the Compensation Committee of the Holding Company Board (the "Compensation Committee") may determine, and which terms may be modified in the discretion of the Compensation Committee.
(d) Clawback.  In addition to any clawback provisions included in any cash or equity incentive plan or individual award agreement, Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from Old Point is subject to repayment (i.e., clawback) to Old Point or a related entity as determined by the Compensation Committee, but only to the extent of any determined excess payment,  in the event (i) Old Point is required to prepare a restatement of its financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) to correct an error that is  material to previously issued financial statements and the result of which is that any incentive compensation paid would have been a lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable federal or state law or applicable regulation or stock exchange requirement.  Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in Section 18) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Compensation Committee, Executive agrees that such repayment may, in the discretion of the Compensation Committee, be accomplished by withholding of future compensation to be paid to Executive by Old Point. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.
(e) Club Dues.  The Bank shall pay for Executive's monthly social club dues for any approved country club, and such dues amount shall be included in Executive's reportable income tax, to the extent required by law.
4. Benefits. Executive shall be eligible to participate in any benefit plans that Old Point provides to the class of employees that includes Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical insurance and a deferred compensation plan.
5. Reimbursement of Expenses. The Bank shall reimburse Executive promptly, upon Executive's incurring reasonable business expenses on behalf of the Bank, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, social club dues, lodging, and other business expenses incurred by Executive and subject to approval by the Bank. In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.
6. Termination of Employment.
(a) Death. Executive's employment under this Agreement shall terminate automatically upon Executive's death. Executive's spouse, if she survives Executive, or, if not, Executive's estate shall receive (A) any unpaid base salary for time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination of employment, but not later than thirty (30) days thereafter; (B) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid as of the date of termination, payable on the earlier of (i) the thirtieth (30th) day after the date of termination, or (ii) when otherwise due under Section 3(b); (C) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (A) – (C) collectively are referred to as the ("Accrued Obligations").  Notwithstanding any other provision of this Agreement, if Executive's employment is terminated due to death, then no payments shall be owed or paid under Section 7(a) or Section 9(a).
(b) Incapacity.  If the Bank determines that Incapacity, as hereinafter defined, of Executive has occurred, it may terminate Executive's employment and this Agreement upon thirty (30) days' written notice, provided that, within thirty (30) days after receipt of such notice, Executive shall not have returned to full-time performance of Executive's assigned duties. In the event of a termination due to Incapacity, the Bank shall pay the Accrued Obligations to Executive. For purposes of this Agreement, "Incapacity" shall occur if the Bank determines that Executive is suffering a physical, mental or other medical impairment that renders Executive unable to perform the essential functions of the Position.  Such a determination shall only be made after (1) Executive has exhausted all leave rights to which he is entitled under the Bank's policies and this Agreement and (2) a determination is made by Bank that no reasonable accommodation exists to allow Executive to continue to perform the essential functions of the position following the principles established under the Americans with Disabilities Act ("ADA").  Notwithstanding any other provision in this Agreement, the Bank shall comply with all requirements of the ADA. Notwithstanding any other provision of this Agreement, if Executive's employment is terminated due to "Incapacity," then no payments shall be owed or paid under Section 7(a) or Section 9(a).
(c) Termination by Bank Without Cause.  The Bank may terminate Executive's employment during the term of this Agreement without Cause by providing Executive with written notice of the termination at least thirty (30) days prior to the date of termination set forth in the notice. Upon termination of Executive by Bank without Cause, Bank may require Executive to continue to provide services under this Agreement during the applicable notice period or, alternatively, at Bank's option, Bank may elect to pay Executive his base compensation with respect to all or any remaining portion of such notice period and require that Employee no longer render any services hereunder. In the event Bank terminates Executive's employment pursuant to this Section 6(c), Executive shall be entitled to the Accrued Obligations (as defined in Section 6(a)) as well as the additional amounts provided in Section 7, in accordance with the terms of Section 7.
(d) Termination by Bank With Cause.  The Bank may at any time terminate this Agreement without notice (except as provided below) and Executive's employment for Cause.  To the extent the Bank is required to provide at least thirty (30) days prior written notice, as set forth below in this Section 6(d), the Bank may elect, at its option, to require that Executive not render services for all or part of the notice period without triggering "Good Reason" under Section (e).  For purposes of this Agreement, "Cause" shall mean:
(i) Executive's willful failure to perform the material duties and responsibilities of his job as provided in this Agreement (other than due to Incapacity) but only following Executive's receipt of prior written notice from the Bank of at least thirty (30) days, which shall provide and constitute a reasonable opportunity to cure;
(ii) A material breach by Executive of his fiduciary duties to Old Point including his duty of loyalty, care, or good faith, but only following Executive's receipt of written notice from the Bank at least thirty (30) days prior to the effective date of termination, during which time Executive may provide a written response;
(iii) Executive's misappropriation or embezzlement of funds or property of Old Point;
(iv) Executive's fraud or dishonesty (that is not of a de minimis nature) with respect to Old Point, but only following Executive's receipt of written notice from the Bank at least thirty (30) days prior to the effective date of termination, during which time Executive may provide a written response;
(v) Executive's conviction of or entering a guilty plea or plea of no contest with respect to (1) any felony or (2) any misdemeanor involving fraud, dishonesty, breach of trust or act of moral turpitude, or any indictment for any crime involving dishonesty or breach of trust; or
(vi) Executive's material breach of a material term of this Agreement or violation in any material respect of any policy, code or standard of behavior generally applicable to officers or employees of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation (if such breach or violation is deemed by the Bank to be capable of being cured) which period shall be not less than thirty (30) days.
(vii) Executive's engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result in material injury to the Bank, monetarily or otherwise.
(e) Termination by Executive for Good Reason. Executive may terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:
(i) a permanent demotion of Executive and diminution in duties that requires Executive to perform continued duties materially inconsistent with Executive's Position, authority, duties or responsibilities as contemplated by Section 1 hereof; or
(ii) the relocation of Executive to any other primary place of employment more than fifty (50) miles from the Bank headquarters in Hampton, Virginia, without Executive's express written consent to such relocation; or
(iii) a material breach of this Agreement by the Bank.
Executive is required to provide written notice to the Bank of the existence of a condition described in Section 6(e) above within a sixty (60) day period of the initial existence of the condition, and the Bank shall have thirty (30) days after notice to remedy the condition without liability. If not remedied by the Bank, Executive shall have thirty (30) days following the end of such remedy period to terminate employment for Good Reason.
Notwithstanding the above, "Good Reason" shall not include any resignation by Executive where Cause for Executive's termination by the Bank exists.
(f) Termination by Executive Other Than for Good Reason.  Executive may terminate employment at any time without Good Reason by written notice to the Bank effective thirty (30) days after receipt of such notice by the Bank or at any time upon mutual agreement in writing. Upon receipt of such notice of termination, the Bank may require Executive to continue to provide services under this Agreement during the applicable notice period, or, alternatively, at Bank's option, Bank may elect to pay Executive his base compensation with respect to all or remaining portion of his notice period and require that Executive no longer render any services.  In the event Executive terminates employment without Good Reason, the obligations of the Bank to Executive after the effective date of termination shall be solely those set forth under Section 7(e) of this Agreement.
7. Obligations Upon Termination.
(a) Without Cause; Good Reason. If the Bank shall terminate Executive's employment without Cause (including the cessation of employment as a result of the Bank's non-renewal or expiration of this Agreement) or Executive shall terminate employment for Good Reason (which shall not include the cessation of employment as a result of the Executive's non-renewal or expiration of this Agreement), Executive shall be entitled to the Accrued Obligations (as defined in Section 6(a)) and, subject to Executive's signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release, the following:
(i) Payment of an amount equal to twenty-four (24) months of Executive's base salary in effect at the time of termination, payable in accordance with the regular pay periods of the Bank (but no less frequently than monthly and in equal installments) beginning on the first payroll date following the date of termination of employment provided, however, that all payments otherwise due during the first sixty (60) days following termination of employment shall be accumulated and, if the Release requirements have been met, paid on the sixtieth (60th) day following termination of employment.
(ii) Payment of an amount equal to two (2) times the average of the annual bonuses payable for the two (2) calendar years preceding the calendar year in which the termination occurs. If no bonus was paid in an applicable year then it shall be calculated in computing the average as zero. Such amount shall be payable in equal installments over a period of twenty-four (24) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly) in the same manner and at the same time as the payments in Section 7(a)(i).
(iii) Payment of an amount equal to the product of twenty-four (24) times the monthly rate of the Bank's subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, payable in a lump sum on the sixtieth (60th) day following termination of employment.
(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits otherwise due under Section 7(a) shall cease to be paid, and the Bank shall have no further obligation due with respect thereto, in the event Executive engages in any conduct prohibited by Sections 7 or 8. In exchange for this Agreement and other valuable consideration, Executive agrees that Executive will not engage in Competition for a period of twenty-four (24) months after Executive's employment with the Bank ceases for any reason, including the expiration or nonrenewal of this Agreement at the end of the Term.  For purposes hereof, "Competition" means Executive's performing duties that are the same as or substantially similar to those duties performed by Executive for the Bank during the last twelve (12) months of Executive's employment, as an officer, a director, an employee, a partner or in any other capacity, within fifty (50) miles of the headquarters of the Bank (or of any Virginia headquarters of any successor in the event of a merger consummated as of the last day of employment) as the headquarters is located as of the date Executive's employment ceases, if those duties are performed for a bank or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time Executive's employment ceases.
(c) Non-Piracy.  In exchange for the benefits promised in this Agreement and other valuable consideration, Executive agrees that for a period of twenty-four (24) months after Executive's employment ceases, for any reason, including the expiration or nonrenewal of the Agreement at the end of the Term, Executive will not, directly or indirectly, solicit, divert from the Bank or do business with any "Customer" of the Bank with whom Executive had "Material Contact" during the last twelve (12) months of Executive's employment or about whom Executive obtained non-public information while acting within the scope of his employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by the Bank at the time Executive's employment ceases. "Material Contact" means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank. "Customer" means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services during the last twelve (12) months of Executive's employment.
(d) Non-Solicitation.  In exchange for the benefits promised in this Agreement and other valuable consideration, Executive agrees that for a period of twenty-four (24) months after employment ceases, for any reason, Executive will not, directly or indirectly, hire or solicit for hire or induce any person who was employed by the Bank during the last six (6) months of Executive's employment to terminate his or her employment with the Bank, if the purpose is to compete with the Bank.
(e) For Cause; Other Than for Good Reason. If Executive's employment is terminated by the Bank  for Cause or if Executive terminates employment other than for Good Reason, this Agreement shall terminate without any further obligation of the Bank to Executive other than the payment to Executive of any unpaid base salary for the time worked through the date of termination, as soon as administratively feasible after the date of termination of employment but not later than thirty (30) days thereafter, and the payment of any vested and irrevocable benefits (excluding incentive compensation) due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.
(f) Remedies. Executive acknowledges that the covenants set forth in Sections 7 and 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of Old Point. Executive further acknowledges that if Executive breaches or threatens to breach any provision of Sections 7 and 8, Old Point's remedies at law will be inadequate, and Old Point will be irreparably harmed. Accordingly, Old Point shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, such injunctive relief not to preclude Old Point from pursuing all available legal and equitable remedies.  The parties further agree that in any legal action under Sections 7 and 8, the prevailing party shall be entitled to an award of their costs and attorney's fees incurred in enforcing or defending their rights under Sections 7 or 8.
8. Confidentiality. As an employee of the Bank, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to Old Point and/or its subsidiaries, and Executive acknowledges a fiduciary duty owed to Old Point and its subsidiaries not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning Old Point or its customers that is not generally known to the public or generally in the banking industry. Executive agrees that during employment and for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Old Point; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as "trade secrets," as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.
Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Executive from performing any duty or obligation that shall arise as a matter of law or limit Executive's right to communicate with a government agency, as provided for, protected under or warranted by applicable law. Specifically, Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. In the event Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, Executive shall promptly provide Old Point with notice of the same and cooperate with Old Point in Old Point's effort, at its sole expense, to avoid disclosure.
Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•
Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
9. Termination After Change of Control.
(a) Without Cause or for Good Reason. If Executive's employment is involuntarily terminated without Cause within two (2) years after a Change of Control shall have occurred or if Executive resigns for Good Reason within two (2) years after a Change of Control shall have occurred, then the Bank shall pay to Executive as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld), the Accrued Obligations and, subject to Executive's signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the time period set forth therein, the following:
(i) An amount equal to 2.99 times Executive's base salary as in effect at the time of termination, payable over a period of twenty-four (24) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments) beginning on the first payroll following the date of termination of employment, provided, however, that all payments otherwise due during the first sixty (60) days following termination of employment shall be accumulated and, if the Release requirements have been met, paid on the sixtieth (60th) day following termination of employment.
(ii) An amount equal to 2.99 times the average annual bonus payable for the five calendar years preceding the calendar year in which the termination occurs (or the average for the number of full years the Agreement has been in effect if less than five (5) years.)  If the Agreement was in effect and no bonus was paid in a calendar year, then the amount to be used for that year in computing the average shall be zero. The bonus amount shall be payable over a period of twenty-four (24) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments) in the same manner and at the same time as the payments in as Section 9(a)(i).
(iii) An amount equal to the product of twenty-four (24) times the monthly rate of the Bank's subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, made in a lump sum on the sixtieth (60th) day following termination of employment.
(b) It is the intention of the parties that no payment be made or benefit provided to Executive by Old Point that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder ("Code Section 280G"), thereby resulting in a loss of an income tax deduction by Old Point or the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for Old Point on the date of a Change of Control (or any other accounting firm designated by Old Point) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits, would be nondeductible by Old Point under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between Executive and Old Point will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Any reduction of the benefits or payments required to be made under this Section 9(b) shall be taken in the following order: first from stock compensation and then from cash compensation, in each case in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Change of Control.  Notwithstanding the above, the payments and benefits shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction.
(c) Superseding Provisions. The benefits and payments set forth in Section 9(a) that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a)(i), (ii) and (iii). The benefits and payments due under Section 9(a) replace those in Section 7(a)(i), (ii) and (iii), and are not cumulative thereof.
(d) For Cause; Other Than for Good Reason. If Executive's employment is terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason, within two (2) years after a Change of Control, this Agreement shall terminate without any further obligation of the Bank to Executive other than the payment to Executive of any unpaid base salary for the time worked through the date of termination as soon as administratively feasible after the date of termination of employment but not later than thirty (30) days thereafter, and the payment of any vested and irrevocable benefits (excluding incentive compensation) due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.
10. Change of Control Defined. For purposes of this Agreement, a "Change of Control" shall mean the date any one of the following events occurs after the effective date of this Agreement:
(a) any one person, or more than one person acting as a group, acquires ownership of stock of Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Holding Company. However, if any one person or group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Holding Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. An increase in the percentage of stock owned by any one person or group, as a result of a transaction in which the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Holding Company (or issuance of stock of the Holding Company) and stock in the Holding Company remains outstanding after the transaction.
(b) any one person or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of Holding Company.
(c) a majority of members of Holding Company Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of Holding Company Board prior to the date of the appointment or election.
(d) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Holding Company that have a total gross fair market value equal to or more than forty percent 40% of the total gross fair market value of all of the assets of the Holding Company immediately prior to such acquisition or acquisitions. For this purpose, "gross fair market value" shall mean the value of the assets of the Holding Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Holding Company shall not be treated as a Change of Control if the assets are transferred to: (i) a shareholder of the Holding Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Holding Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Holding Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 10(d)(iv) above. A person's status is determined immediately after the transfer of the assets. For example, transfer to a corporation in which the Holding Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Holding Company after the transaction is not treated as a Change of Control.
For purposes of Section 10(b) and (c) above, if any one person or more than one person acting as a group is considered to effectively control of the Holding Company (within the meaning of Section 10(b) or (c) above), the acquisition of additional control of the Holding Company by the same person or group is not considered to cause a Change of Control. For purposes of this Section 10, "more than one person acting as a group" shall include the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Holding Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they (A) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (B) purchase assets of the same corporation at the same time. The above definition of Change of Control is intended to, and shall be interpreted and applied in a manner as to, comply with the requirements of Code Section 409A.
11. Documents. All documents, records, tapes and other media of any kind or description relating to the business of Old Point or any of its subsidiaries (the "Documents"), whether or not prepared by Executive, shall be the sole and exclusive property of Old Point. The Documents (and any copies) shall be returned to Old Point upon Executive's termination of employment for any reason or at such earlier time or times as the Holding Company Board or its designee may specify.
12. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.
13. Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties further agree that venue in the event of any dispute shall be exclusively in the Circuit Court of the City of Hampton, Virginia, or the Newport News federal court.
14. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.
15. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.
16. Binding Effect. This Agreement shall be binding upon Executive and on Old Point, its successors and assigns, effective on the date first above written subject to the approval by the Holding Company Board and the Board of Directors of the Bank. Old Point will require any successor to all or substantially all of the business and/or assets of Old Point to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Old Point would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by Old Point.
17. No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and Old Point. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and Old Point agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.
18. Code Section 409A Compliance.
(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder ("Code Section 409A") or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) Neither Executive nor Old Point shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.
(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a "termination" or "termination of employment" or like references shall mean separation from service. A "separation from service" shall not occur under Code Section 409A unless such Executive has completely severed Executive's relationship with Old Point or Executive has permanently decreased Executive's services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Executive is deemed on the date of separation from service with Old Point to be a "specified employee", within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Old Point from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B) (after taking into account any exclusions applicable to such payment under Section 409A), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive's separation from service or (ii) the date of Executive's death. In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by Old Point thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Executive's separation from service or, if earlier, on the date of Executive's death, all payments delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 18(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of Executive's termination to the date of payment.
(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with Old Point's reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.
(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within ten (10) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of Old Point.
(g) Notwithstanding any of the provisions of this Agreement, Old Point shall not be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A
19. Regulatory Limitation.  Notwithstanding any other provision of this Agreement, neither Old Point nor any subsidiary shall be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to Old Point or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency.
20. Cellphone.  The Bank and the Executive understand and agree that the Executive previously transferred his personal cellphone number to the Bank to be used as his business number for the Bank on the cellphone issued to him by the Bank.  The Bank agrees that upon the Executive's separation from employment from the Bank for any reason, the Bank shall transfer the cellphone number back to the Executive for his personal use.  Additionally, the parties further agree that the Executive currently is granted permission to use his Bank-issued cellphone for personal reasons and that he further is entitled to a reasonable expectation of privacy with respect to his use of this Bank-issued cellphone for personal reasons.
21. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of Old Point for any cessation of employment occurring while this Agreement is in effect.
22. Survivability.  The provisions of Sections 7 and 8 shall survive the termination, expiration or non-renewal of this Agreement.
23. Counterparts.  This Agreement may be signed in counterparts and electronic (via PDF) or facsimile signatures have the same effect as original signatures.
24. Forfeiture.  Any unpaid payments otherwise due under Sections 7(a)(i), (ii) and (iii) or 9(a)(i), (ii) and (iii) shall be forfeited in the event that any provision under Sections 7(b), (c) or (d) or 8 are ruled to be unenforceable by a court as a result of Executive's challenge to the enforceability of those provisions or any of them.
25. Title.  The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.
OLD POINT FINANCIAL CORPORATION
ADDRESS:
101 EAST QUEEN STREET
HAMPTON, VA 23669

Date: February 22, 2018                By /s/ Robert F. Shuford, Sr.
Its Chairman of the Board of Directors

THE OLD POINT NATIONAL BANK OF PHOEBUS
ADDRESS:
101 EAST QUEEN STREET
HAMPTON, VA 23669

Date: February 22, 2018                By  /s/ Robert F. Shuford, Sr.
Its Chairman of the Board of Directors

ROBERT F. SHUFORD, JR.
ADDRESS:

Date: February 22, 20                /s/ Robert F. Shuford, Jr.

RELEASE
For good and valuable consideration, the receipt of which is hereby acknowledged, Robert F. Shuford, Jr. ("Employee"), hereby irrevocably and unconditionally releases, acquits, and forever discharges Old Point Financial Corporation and The Old Point National Bank of Phoebus (collectively "the Bank") and each of their agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, successors, predecessors, parents, subsidiaries and all persons acting by, through, under or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, including the Employment Agreement, or any tort, or any legal restrictions on the Bank's right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act ("ERISA") ("Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.
Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee's employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:
a. The Release given by Employee is given solely in exchange for the consideration set forth in Sections ____ of the Employment Agreement by and between the Bank and Employee to which this Release was initially attached and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;
b. By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;
c. Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;
d. Employee has been offered twenty-one (21) days [or forty-five (45) days, as applicable] from receipt of this Release within which to consider whether to sign this Release; and
e. For a period of seven (7) days following Employee's execution of this Release, Employee may revoke this Release and it shall not become effective or enforceable until such seven (7) day period has expired.
This Release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of the Bank.

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Date Employee